Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 19, 2017, relating to the consolidated financial statements of BBVA Banco Francés S.A. and its subsidiaries (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the fact that the accounting rules established by the Argentine Central Bank vary in certain significant aspects from accounting principles generally accepted in the United States of America and that the information relating to the nature and effect of such differences is presented in Note 25 to the consolidated financial statements), and the effectiveness of BBVA Banco Francés S.A.’s and its subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 20-F of BBVA Banco Francés S.A. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & Co. S.A.

Buenos Aires, Argentina

June 30, 2017